EXHIBIT 10.3

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

NATHANIEL ENERGY CORPORATION

NATHANIEL ENERGY OKLAHOMA HOLDINGS CORPORATION

AND

MCNIC RODEO GATHERING, INC.

SELLER

AND

MIDSTREAM ENERGY SERVICES, LLC

BUYER

ENTERED INTO SEPTEMBER 30, 2005

TABLE OF CONTENTS

1.	PURCHASE AND SALE
	1.1.	Purchase And Sale

2.	PURCHASE PRICE
	2.1	Purchase Price
	2.2.	Adjustments To Purchase Price
	2.3.	Closing Statement
	2.4.	Final Settlement
	2.5.	Allocated Values

3.	CLOSING
	3.1.	Time And Place Of Closing
	3.2.	Assumed Liabilities
	3.3.	Closing Obligations

4.	SELLER’S REPRESENTATIONS AND WARRANTIES
	4.1.	Organization And Good Standing
	4.2.	Binding Agreement, Authority, And No Affiliate Ownership
	4.3.	No Breach And Compliance
	4.4.	Governmental Consents And Approvals
	4.5.	Title
	4.6.	Condition Of Assets And Disclosure Of Information
	4.7.	Keyes Helium Company, LLC
	4.8.	Contracts
	4.9.	Properties
	4.10.	Environmental Matters And Permits
	4.11.	Financial Statements And Prepayments
	4.12.	Gas Imbalances
	4.13.	Suspense Funds
	4.14.	Employees
	4.15.	Litigation
	4.16.	Taxes
	4.17.	Brokers’ Fees
	4.18.	Preferential Rights
	4.19.	Operation of Assets Since Effective Time

5.	BUYER’S REPRESENTATIONS AND WARRANTIES
	5.1.	Organization And Good Standing
	5.2.	Binding Agreement And Authority
	5.3.	No Breach And Compliance
	5.4.	Governmental Consents And Approvals
	5.5.	Litigation
	5.6.	Buyer’s Commitment Not Subject To Financing

	5.7.	Brokers’ Fees

6.	COVENANTS
	6.1.	Operation Of The Assets Prior To The Closing Date
	6.2.	Permits
	6.3.	Access
	6.4.	Risk Of Loss; Casualty Loss
	6.5.	Income And Expense From Assets And Receipt Of Funds
	6.6.	Allocation of Taxes
	6.7.	Supplements To Schedules
	6.8.	Other Negotiations
	6.9.	Records
	6.10.	Names
	6.11.	Consents And Contract Matters
	6.12.	Shareholders’ Meeting/Vote
	6.13.	Further Assurances
	6.14.	Post-Closing Adjustment For Defects

7.	TRANSITION AND EMPLOYEE MATTERS
	7.1.	Transition
	7.2.	Offers Of Employment
	7.3.	Benefits
	7.4.	Retained Employee Liabilities

8.	CONDITIONS TO CLOSING
	8.1.	Seller’s Conditions
	8.2.	Buyer’s Conditions

9.	TERMINATION
	9.1.	Termination Rights
	9.2.	Effect Of Termination

10.	INDEMNIFICATION
	10.1.	Indemnification By Buyer
	10.2.	Indemnification By Seller
	10.3.	Limitations On Indemnification
	10.4.	Collateral Sources
	10.5.	Limitations On Damages; Survival Of Representations
	10.6.	Notice Of Asserted Liability; Opportunity To Defend
	10.7.	Exclusive Remedy
	10.8.	Negligence And Strict Liability Waiver

11.	MISCELLANEOUS
	11.1.	Applicable Law
	11.2.	Expenses
	11.3.	Independent Investigation
	11.4.	Disclaimer Regarding Assets

11.5.	No Third-Party Beneficiaries
11.6.	Waiver
11.7.	Entire Agreement, Amendment
11.8.	Notices
11.9.	No Assignment
11.10.	Severability
11.11.	Press Release; Publicity
11.12.	Construction
11.13.	Counterparts
11.14.	Time Is Of The Essence
11.15.	Confidentiality

EXHIBITS
Exhibit A	Defined Terms
Exhibit B	Assignment And Bill Of Sale
Exhibit C	Transition Services Agreement
Exhibit D	CIG Proposal

SCHEDULES
Schedule 1.1	Assets
Schedule 2.5	Allocated Values
Schedule 4.7	Liens
Schedule 4.8	Contracts And Consents
Schedule 4.9(A)	Real Property
Schedule 4.9(B)	Facilities
Schedule 4.9(C)	Surface Rights
Schedule 4.10	Environmental Matters And Permits
Schedule 4.12	Gas Imbalances
Schedule 4.13	Suspense Funds
Schedule 4.14	Employees
Schedule 4.15	Litigation
Schedule 4.16	Taxes

PURCHASE AND SALE AGREEMENT

Nathaniel Energy Corporation, a Delaware corporation (“NEC”), Nathaniel Energy Oklahoma Holdings Corporation, an Oklahoma corporation (“NEOHC”) and MCNIC Rodeo Gathering, Inc., a Michigan corporation (“MCNIC”) (NEC, NEOHC, and MCNIC collectively, “Seller”) and Midstream Energy Services, LLC, an Oklahoma limited liability company (“Midstream” or “Buyer”) enter into this Purchase And Sale Agreement (“PSA”) as of September 30, 2005.  Buyer and Seller may be referred to in this PSA individually as a “Party” or collectively as the “Parties”.  Unless otherwise defined in the body of this PSA, all capitalized will have the meaning given to them in Exhibit A.  All Exhibits and Schedules referenced and attached to this PSA are incorporated herein by reference and are made a part of this PSA.

For and in consideration of the premises and the mutual covenants and agreements set forth in this PSA, the Parties agree as follows:

1.              PURCHASE AND SALE.

1.1.                  Purchase And Sale.  Subject to the terms and conditions of this PSA, at the Closing, Seller will sell, assign, transfer, convey, and deliver to Buyer, and Buyer will purchase and acquire from Seller, the assets described on Schedule 1.1 (“Assets”).  Any assets which are not described on Schedule 1.1 will be excluded from the sale described in this PSA.

2.              PURCHASE PRICE.

2.1.                  Purchase Price.  In full consideration for the purchase of the Assets, Buyer agrees to pay an aggregate purchase price to Seller of Sixteen Million Two Hundred Thousand Dollars and no/100 ($16,200,000) (“Purchase Price”), as adjusted at Closing pursuant to Section 2.2 (“Adjusted Purchase Price”), by means of a completed Federal Funds wire transfer of immediately available funds to an account designated by Seller.

2.2.                  Adjustments To Purchase Price.  The Purchase Price will be adjusted as follows:

(A)       Increased by

(1)         all capital expenditures reasonably paid or incurred by Seller and approved by Buyer that are attributable to the Assets and attributable to the period of time from August 1, 2005 (“Effective Time”) to the Closing Date; and

(2)         an amount equal to the costs, expenses, and other expenditures (but only to the extent expensed and not capitalized in accordance with GAAP) reasonably and in the ordinary course of business paid by Seller in accordance with this PSA that are directly related to the Assets from the Effective Time until the Closing Date; and

(3)         all amounts owed to Seller by third parties as of the Closing Date under the Contracts, including Gas Imbalances (as defined in this Section 2.2(A)(3)) existing at the Closing Date, and for the amounts that Seller receives an increase to the Purchase Price, the receivables and other rights attributable to such amounts will be deemed transferred to Buyer at Closing. “Gas Imbalances” will be the actual financial value of any gas imbalances incurred; and

(4)         one million eight hundred thousand dollars and no/100 ($1,800,000) if a binding contract is entered into between CIG and Buyer for nitrogen and/or air services beginning on or near January 1, 2007, with commercial terms that are substantially similar to the proposal sent to CIG set forth in Exhibit D; provided, that, if a binding contract is entered into between CIG and Buyer for nitrogen and/or air services beginning on or near January 1, 2007, and the commercial terms of such agreement differ from those set forth in Exhibit D such that there is a negative impact to Buyer, then the Parties will negotiate in good faith to proportionally reduce this one million eight hundred thousand dollar ($1,800,000) adjustment to reasonably reflect such negative impact.

(B)       Decreased by

(1)         an amount equal to the costs, expenses, and other expenditures (whether capitalized or expensed) relating to the Assets that are unpaid as of the Closing Date and assessed for or attributable to periods of time prior to the Closing Date regardless of how such costs, expenses, and other expenditures are calculated, provided that, to the extent the actual amounts cannot be determined prior to the Closing, a reasonable estimate of such costs, expenses, and other expenditures will be used (and for any such costs, expenses, or other expenditures that Buyer receives a decrease to the Purchase Price, Buyer will assume the liability and responsibility for payment thereof at Closing to the extent of such downward adjustment);

(2)         all amounts owed by Seller to third parties as of the Closing Date under the Contracts, including Gas Imbalances existing at the Closing Date, and for the amounts that Buyer receives a downward adjustment to the Purchase Price, Buyer will assume the liability and responsibility for payment of such amounts at Closing; and

(3)         to the extent retained by Seller (if any), all monies, proceeds, receipts, credits and income attributable to the Purchased Assets for all periods of time from and after, or attributable to the periods of time from and after, the Effective Time.

(C)       The Purchase Price will be increased or decreased by any other amount as provided for in this PSA or agreed upon in writing by Buyer and Seller.

(D)       Notwithstanding any other provision of this Agreement, (i) in no event will there be a duplication of adjustments to the Purchase Price which would result in a specific amount being double counted; (ii) the Purchase Price will not be increased pursuant to Section 2.2(A) (1), (2) or (3) by any amount which is paid by Buyer; and (iii) the Purchase Price will not be decreased pursuant to Section 2.2(B) (1) or (2) by any amount paid by Seller.

(E)         The adjustments described above are referred to as “Purchase Price Adjustments”.  Except as specifically set forth above in this Section 2.2, the Purchase Price Adjustments will not modify any of Buyer’s or Seller’s representations, warranties, or covenants specified elsewhere in this PSA.

2.3.                  Closing Statement.  No later than five (5) business days before the Closing Date Seller will prepare and deliver to Buyer in writing its proposed Purchase Price Adjustments. Then, no later than three (3) business days before the Closing Date, Buyer will prepare and deliver to Seller a statement (“Closing Statement”) of all Purchase Price Adjustments and the Adjusted Purchase Price to be used for Closing (“Closing Amount”), which will be subject to final settlement as set forth in Section 2.4.

2.4.                  Final Settlement.

(A)       As soon as practicable after the Closing, but on or before fifteen (15) days after Closing, Seller will prepare and deliver to Buyer a final settlement statement (“Final Settlement Statement”) setting forth each Purchase Price Adjustment that was not finally determined as of the Closing and showing the calculation of such adjustment and the resulting final purchase price (“Final Purchase Price”).  As soon as practicable after receipt of Seller’s proposed Final Settlement Statement, but on or before fifteen (15) days after receipt of Seller’s proposed Final Settlement Statement, Buyer will deliver to Seller a written report, containing any changes that Buyer proposes to make to the Final Settlement Statement.  The Parties will endeavor to agree with respect to the changes proposed by Buyer, if any, no later than ten (10) days after receipt by Seller of Buyer’s comments to the proposed Final Settlement Statement.  The date upon which such agreement is reached or upon which the Final Purchase Price is established will be called the “Final Settlement Date”.

(B)       If the Final Purchase Price is more than the Closing Amount, Buyer will pay Seller the amount of such difference.  If the Final Purchase Price is less than the Closing Amount, Seller will pay to Buyer the amount of such difference.  Any payment(s) by Buyer or Seller will be by wire transfer in immediately available funds.  Any such payment(s) will be made within five (5) days of the Final Settlement Date.

(C)       If the Parties are unable to resolve disputes concerning the Final Settlement Statement or Final Purchase Price on or before thirty (30) days after the Final Settlement Statement is received by Buyer, such disputes will be resolved by a mutually agreeable nationally recognized certified public accounting firm (“Reviewing Accountant”).  If the Parties are unable to agree on the designation of a Reviewing Accountant within forty five (45) days after the Final Settlement Statement is received by the Buyer, the Buyer and Seller will each designate a nationally recognized certified public accounting firm (each a “Designating Accountant”) within such forty five (45) day period, and such Designating Accountants will designate the Reviewing Accountant within fifteen (15) days after the date on which the last Designating Accountant is appointed.  The Parties will make available to the Reviewing Accountant all work papers and all other information and material in their possession relating to the matters in dispute regarding the Final Settlement Statement and the Final Purchase Price.  The Reviewing Accountant will be instructed by the Parties to use its best efforts to deliver its determination to the Parties as promptly as practicable after submission of the dispute to the Reviewing Accountant.  The determination of the Reviewing Accountant will be final and binding on the Parties; and the Final Settlement Statement and the Final Purchase Price as modified (if at all) by agreement of the Parties or by the Reviewing Accounting in accordance with this Section 2.4 will be the Final Settlement Statement and the Final Purchase Price.

(D)       Each Party will bear its own expenses and the fees and expenses of its own representatives and experts, including without limitation, the Designating Accountant chosen by such party, in connection with the preparation, review, dispute (if any) and final determination of the Final Settlement Statement and the Final Purchase Price.  In the event the Reviewing Accountant agrees in all material respects with the computation presented by either Seller or Buyer, the fees charged by the Reviewing Accounting will be paid by the other.  In the event the Reviewing Accountant does not agree in all material respects with the computations presented by the Seller or Buyer, the fees of the Reviewing Accountant will be paid equally by Seller and Buyer.

2.5.                  Allocated Values.  The Parties agree to allocate the Adjusted Purchase Price among the Assets for all purposes (including financial accounting and tax purposes) in the manner set forth on Schedule 2.5 (“Allocated Values”).  Seller and Buyer each agree that they will not take any position inconsistent with such allocation in preparing all tax returns and tax reports to governmental authorities or otherwise.  The Parties will timely furnish each other their tax identification numbers, non-foreign affidavits and other reasonably requested tax compliance information.

3.              CLOSING.

3.1.                  Time And Place Of Closing.  Subject to satisfaction of all of the Conditions To Closing contained in Section 3.3, the consummation of the transactions contemplated by this PSA (“Closing”) will take place at 10:00 a.m. in the offices of Seller at 8801 South InterPort Boulevard, Suite 260, Englewood, Colorado on December 31, 2005, or such earlier date that Seller has completed the matters set forth in Section 6.12 or on another date that the Parties agree to in writing (“Closing Date”).

3.2.                  Assumed Liabilities.  Buyer will assume the liabilities of Seller under the express terms of the Contracts after the Closing Date and Buyer will assume liabilities related to the Assets that occur and accrue as the result of Buyer’s action or omission after the Closing Date (“Assumed Liabilities”).  However, Buyer does not assume any obligation or liability relating to or arising out of the performance or non-performance by Seller (or its predecessors) under the Contracts that occurred or accrued on or before the Closing Date nor does Buyer assume any liabilities related to the Assets that occurred or accrued on or after the Closing Date as the result of Seller’s (or its predecessors’) action or omission which are expressly retained by Seller,  nor any other liabilities and obligations relating to the Assets not included in the Assumed Liabilities and/or not otherwise specifically assumed by Buyer under this PSA (“Retained Liabilities”).

3.3.                  Closing Obligations.  At Closing:

(A)       Seller will deliver to Buyer:

(1)         an Assignment And Bill Of Sale in substantially similar form as Exhibit B duly executed by Seller by which the Assets are assigned to Buyer free and clear of all Liens, except Permitted Liens;

(2)         a Transition Services Agreement (“Transition Services Agreement”) in substantially similar form as Exhibit C duly executed by Seller;

(3)         the Consents, in a form reasonably acceptable to Buyer, as set forth in Schedule 4.8, subject to Section 6.11 (Consents And Contract Matters);

(4)         a Waiver of Right of First Refusal of Colorado Interstate Gas Company’s right of first refusal pursuant to Section 10 of the Operational Agreement by and between Colorado Interstate Gas Company and NEOC;

(5)         the Resignation of the manager and all officers of Keyes Helium Company, LLC;

(6)         an Officer’s Certificate dated the Closing Date and executed on behalf of Seller by a Responsible Officer of Seller to the effect that each of the representations of Seller contained in this PSA are true and correct as of the Closing Date as if made on and as of the Closing Date;

(7)         a Certificate of the Secretary of Seller certifying to the truth, correctness, and completeness of copies of resolutions duly adopted by Seller’s Board of Directors and shareholders respectively, approving the transactions contemplated by this PSA and any other agreements related hereto; and

(8)         such other certificates and documents as may be called for under this PSA or as Buyer reasonably requests.

(B)       Buyer will deliver to Seller:

(1)         the Closing Amount in immediately available funds, by wire transfer to the accounts designated by Seller;

(2)         a Transition Services Agreement in substantially similar form as Exhibit C duly executed by Buyer;

(3)         an Officer’s Certificate dated the Closing Date and executed on behalf of Buyer by a Responsible Officer of Buyer to the effect that each of the representations of Buyer contained in this PSA are true and correct as of the Closing Date as if made on and as of the Closing Date;

(4)         a Certificate of the Secretary of Buyer certifying to the truth, correctness, and completeness of copies of resolutions duly adopted by Buyer’s Executive Committee approving the transactions contemplated by this PSA and any other agreements related hereto; and

(5)         such other certificates and documents as may be called for under this PSA or as Seller reasonably requests.

4.              SELLER’S REPRESENTATIONS AND WARRANTIES.  NEC, NEOHC, and MCNIC each represent and warrant to Buyer as of the date of this PSA and as of the Closing Date that:

4.1.                  Organization And Good Standing. NEC, NEOHC, and MCNIC are each corporations duly organized, validly existing, and in good standing under the laws of the jurisdictions of their respective incorporations with full power and authority to own, lease, and operate their respective assets and to carry on their respective businesses as now conducted.

4.2.                  Binding Agreement, Authority, And No Affiliate Ownership.  This PSA has been duly authorized, executed, and delivered by Seller and constitutes the legal, valid, and binding obligation of Seller enforceable in accordance with its terms.  The performance by Seller of this PSA and the transactions contemplated herein will be at the time required to be performed, duly and validly authorized by all requisite corporate action on the part of Seller.   No Affiliate of Seller owns any interest in any of the Assets.

4.3.                  No Breach And Compliance.  Neither the execution and delivery of this PSA, nor the consummation of the transactions contemplated hereby, will (A) violate any Law or other restriction of any Governmental Authority to which such Seller is subject; or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent (except as set forth on Schedule 4.8) under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party, or to which the Assets are subject, or by which Seller is bound or to which any of such Seller’s assets are subject.  The Assets, and Seller’s ownership, use, and operation of the Assets, are in compliance in all material respects, with all applicable Laws.

4.4.                  Governmental Consents And Approvals.  No consent, approval, order, or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this PSA or the consummation of the transactions contemplated hereby.

4.5.                  Title.  The Assets are owned by Seller, and will be conveyed to Buyer, free and clear of any Lien other than Permitted Liens.

4.6.                  Condition Of Assets And Disclosure Of Information.  The Assets are in good operating condition and repair, subject to normal wear and tear, are usable in the regular and ordinary course of business, and have been maintained in accordance with normal industry practice.   Seller has disclosed or made available to Buyer all of the information in Seller’s possession, custody, or control pertaining to the Assets.

4.7.                  Keyes Helium Company, LLC.

(A)       Seller owns 100% of the ownership interest in the Keyes Helium Company, LLC, a Colorado limited liability company (“Keyes Helium Company”) free and clear of all Liens (“Keyes Interests”) except as set forth in Schedule 4.7 which will be paid in full and released at Closing so that the Keyes Interests are transferred at Closing free and clear of all Liens, and Keyes Helium is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation with full power and authority to own, lease, and operate its assets and to carry on its business as now conducted.  Those assets as listed in Schedule 1.1 (designated as the Keyes Helium Company Assets) are the only assets owned by Keyes Helium Company and the contracts listed on Schedule 4.8 (designated as the Keyes Helium Company Contracts) are the only contracts to which Keyes Helium Company is a party or is obligated.   All obligations, liabilities, and contingencies of Keyes Helium Company are reflected and reserved against in the Financial Statements.  Seller has delivered to Buyer true and correct copies of the organizational documents of Keyes Helium Company (including its certificate of formation and its limited liability company operating agreement) as currently in effect.  No changes will be made to such organizational documents prior to Closing.

(B)       The Keyes Interests constitute all of the outstanding ownership interests in Keyes Helium Company and are duly authorized, validly issued, fully paid and non-assessable, and were not issued in violation of any pre-emptive rights.

(C)       There are no existing rights, agreements, or commitments of any character obligating Keyes Helium Company to issue, transfer or sell any additional ownership rights or interests in Keyes Helium Company or any other securities (debt, equity, or otherwise) convertible into or exchangeable for such ownership rights or interests.  Keyes Helium Company does not have any subsidiaries or own any equity interest in any other Person.

(D)       Keyes Helium Company has no accounts or safe-deposit boxes with banks, trust companies, savings, and loan associations, or other financial institutions.

4.8.                  Contracts.  Schedule 4.8 is a true, correct, and complete list of all of the contracts and agreements relating to the Assets and all such contracts and agreements are included in the definition of “Assets” (“Contracts”) and Schedule 4.8 identifies all the consents required in order to assign, transfer, or convey the Assets to Buyer (“Consents”). Each of the Contracts is in full force and effect, and there is no breach, or claimed breach, of any of the Contracts.

4.9.                  Properties.

(A)       The Real Property listed in Schedule 4.9(A) includes all the real property related to the Assets.  Seller owns the Real Property in fee simple, and, upon the consummation of the transactions contemplated by this PSA, Buyer will acquire title to the Real Property held in fee simple, free and clear of all Liens, other than Permitted Liens.

(B)       The Facilities listed in Schedule 4.9(B) includes all the personal property related to the Assets.  Seller owns the Facilities, and, upon the consummation of the transactions contemplated by this PSA, Buyer will acquire title to the Facilities, free and clear of all Liens, other than Permitted Liens.  Seller holds all patents, trademarks, licenses, copyrights and other intangible rights necessary for the ownership and operation of the Assets, all of which are included in the Assets.

(C)       The Surface Rights listed on Schedule 4.9(C) include all of the rights of way, easements, surface use agreements, and surface leases related to the Assets.  Upon the consummation of the transactions contemplated hereby, Buyer will acquire all Surface Rights so identified in Schedule 4.9(C) free and clear of all Liens, other than Permitted Liens.  All Surface Rights have been acquired in the ordinary course of business and are valid, binding, and enforceable in accordance with their respective terms and there exists no default thereunder.

(D)       The Real Property and the Surface Rights constitute all of the fee property, rights of way, easements, surface use agreements, and surface lease agreements as of the Effective Time and as of the Closing necessary in the ownership and operation of the Assets.

4.10.           Environmental Matters And Permits.  Except as set forth in Schedule 4.10 (which are Retained Liabilities):

(A)       To Seller’s knowledge, the Assets are currently operating in all material respects in compliance with all Environmental Laws and Permits;

(B)       Seller has not been notified by any Governmental Authority or other third party that any of the operations of the Assets are the subject of any investigation or inquiry by any Governmental Authority or other third party evaluating whether any remedial action is needed to respond to a release or threatened release of any Hazardous Substance in violation of any Environmental Law or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Substance in violation of any Environmental Law; and

(C)       Seller has not filed any written notice under any Environmental Law indicating that (i) it is responsible for the improper release into the environment, or the improper storage or disposal, of any Hazardous Substance, or (ii) any Hazardous Substance is improperly stored or disposed of upon or from the Assets.

4.11.           Financial Statements And Prepayments.  Seller has delivered to Buyer (A) NEOHC balance sheets, statement of operations and cash flows for the nine-month period ended December 31, 2003, the twelve-month period ended December 31, 2004, and seven-month period ended August 31, 2005; (B) monthly operating income, cost of sales, and operating expenses for the Assets for the period April 1, 2003, through August 31, 2005; and (C) detail support for all revenue, cost of sales, and significant operating expenses for the seven-month period ended August 31, 2005 (“Financial Statements”).  The Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except for the absence of footnotes and subject to normal, recurring adjustments) and fairly present in all material respects the results of operations of NEOHC and the Assets and the cash flows related to NEOHC and the Assets as of their respective dates and for the period presented therein.  There have been no Material Adverse Effects with respect to the Assets or NEOHC since the date of the Financial Statements.  All of the assets reflected or otherwise included in the Financial Statements are included in the Assets.  Seller has not received any prepayment, advance payment, deposit, or similar payment relating to the Assets which would require Buyer to deliver gas, liquids, helium (crude or liquid), or other products, or to provide services, after the Closing Date without receiving full payment for same, or which would be subject to refund or create any repayment obligation.

4.12.           Gas Imbalances.  Except as set forth in Schedule 4.12, the Assets are not subject to any gas imbalances as of August 1, 2005.

4.13.           Suspense Funds.  Except as set forth on Schedule 4.13 (which are Retained Liabilities), there are no funds held in relation to the Assets, in suspense, which represent funds due to third parties in connection with the ownership or operation of the Assets.

4.14.           Employees.  Schedule 4.14 sets forth a true and complete list of the names, titles, hire date, pay scale, and annual salaries and other compensation of all employees of Seller or its Affiliates who render services primarily in connection with the Assets (“Employees”).  To Seller’s knowledge, all Employees are available for hire by Buyer.  None of the Employees has indicated to Seller or its Affiliates an intention to resign or retire as a result of the transactions contemplated by this PSA or otherwise within one (1) year after the Closing Date.  No Employee is covered by any collective bargaining agreement or any other arrangement with any labor union with respect to his or her services in connection with the Assets.

4.15.           Litigation.  Except as set forth in Schedule 4.15 (those matters that are Retained Liabilities are noted as such on the Schedule), there is no claim, litigation, arbitration, investigation, or other proceeding of any Governmental Authority or other third party pending or, to Seller’s knowledge, threatened against or related to the Assets.  The Assets are not subject to any outstanding injunction, judgment, order, decree, or ruling.  There is no litigation, proceeding, or investigation pending or, to Seller’s knowledge, threatened that questions the validity or enforceability of this PSA or any other document, instrument, or agreement to be executed and delivered by Seller in connection with the transactions contemplated hereby.

4.16.           Taxes.  Except as set forth in Schedule 4.16 (which are Retained Liabilities), there are no applicable Taxes, including ad valorem taxes relating to the Assets that are delinquent.  Seller has properly completed and filed or caused to be filed in a timely manner all material reports or returns required to be filed with respect to such Taxes relating to the Assets with any applicable taxing authority.

4.17.           Brokers’ Fees.  Buyer will have no liability to pay any compensation to any broker, finder, or investment banker used by Seller or its Affiliates in connection with the transactions contemplated by this PSA for which Seller or any of its Affiliates could become directly or indirectly liable.

4.18.           Preferential Rights.  Except for Colorado Interstate Gas Company’s right of first refusal pursuant to Section 10 of the Operational Agreement by and between Colorado Interstate Gas Company and NEOHC dated April 3, 2003, which has been waived by Colorado Interstate Gas Company pursuant to an August 4, 2005, letter to NEOHC, as extended by a September 30, 2005, letter to NEOHC, there are no preferential or similar rights to purchase any portion of the Assets.

4.19.           Operation of Assets Since Effective Time.  During the period from the Effective Time until the date of this PSA, Seller has maintained, operated and administered the Assets, in a good and workmanlike manner, consistent with industry standards and the historical routine operation of the Assets and in compliance with all applicable Laws.  From the Effective Time until the date of this PSA, there has not been any:

(A)       damage, destruction or loss to any of the Assets, whether or not covered by insurance;

(B)       business interruption in the use or operation of any of the Assets;

(C)       disposition of any of the Assets, other than sales of inventory in the ordinary course of business;

(D)       waiver or release of any rights of Seller or any of its predecessors under any Contracts which would affect the rights of Buyer thereunder after the Closing;

(E)         capital expenditure or commitment for additions to property, plant, or equipment to the Assets in excess of (i) $10,000 individually, or (ii) with respect to all individual capital expenditures or commitments in excess of such threshold, $50,000 in the aggregate;

(F)         adverse change in maintenance practices with respect to any of the Assets;

(G)       amendment of any of the Contracts or contracts entered into related to the Assets, unless expressly approved in writing by Buyer; or

(H)       agreement or commitment of Seller to do any of the foregoing.

5.              BUYER’S REPRESENTATIONS AND WARRANTIES.  Buyer represents and warrants to Seller as of the date of this PSA and as of the Closing Date that:

5.1.                  Organization And Good Standing. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdictions of its respective formation with full power and authority to own, lease, and operate its assets and to carry on its respective business as now conducted.

5.2.                  Binding Agreement And Authority. This PSA has been duly authorized, executed, and delivered by Buyer and constitutes the legal, valid, and binding obligation of Buyer enforceable in accordance with its terms.  The performance by Buyer of this PSA and the transactions contemplated herein will be at the time required to be performed, duly, and validly authorized by all requisite limited liability company action on the part of Buyer.

5.3.                  No Breach And Compliance.  Neither the execution and delivery of this PSA, nor the consummation of the transactions contemplated hereby, will (A) violate any Law or other restriction of any Governmental Authority to which such Buyer is subject; or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which Buyer is bound.

5.4.                  Governmental Consents And Approvals.  No consent, approval, order, or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this PSA or the consummation of the transactions contemplated hereby.

5.5.                  Litigation.  There is no litigation, proceeding or investigation pending or, to the knowledge of Buyer, threatened against or affecting Buyer that questions the validity or enforceability of this PSA or any other document, instrument, or agreement to be executed and delivered by Buyer in connection with the transactions contemplated hereby.

5.6.                  Buyer’s Commitment Not Subject To Financing.  Buyer has, and will have on the Closing Date, sufficient cash to enable it to make payment in immediately available funds of the Adjusted Purchase Price.

5.7.                  Brokers’ Fees.  Seller will have no liability to pay any compensation to any broker, finder, or investment banker used by Buyer or its Affiliates in connection with the transactions contemplated by this PSA for which Buyer or any of its Affiliates could become directly or indirectly liable.

6.              COVENANTS.

6.1.                  Operation Of The Assets Prior To The Closing Date.

(A)       Between the date of this PSA and the Closing Date, Seller will continue to maintain, operate, and administer the Assets, in a good and workmanlike manner, consistent with industry standards and the historical routine operation of the Assets and in compliance with all applicable Laws.  Seller will diligently continue to work on and will timely complete before Closing (1) any existing open or pending authority for expenditures; (2) that certain Sturgis Compressor Station engine overhaul being performed by Endyne; and (3) the moving to the Keyes Helium Plant site all inventory or spare parts that are related to the Facilities and that are stored offsite of the Keyes Helium Plant site.  Notwithstanding any other provision of this PSA, Seller will bear all costs of the matters which are the subject of the preceding sentence without any upward Purchase Price Adjustments or reimbursement by Buyer, except for any capital expenditures paid by Seller which are the subject of item (1) of the preceding sentence and approved by Buyer in writing for which Seller will receive an upward adjustment to the Purchase Price.

(B)       Between the date of this PSA and the Closing Date, Seller will take the necessary actions if, and only if requested by Buyer, and in such event as instructed and directed by Buyer to:

(1)                     Initiate the detailed design, procurement, and installation of the necessary land and equipment to provide for the delivery of air and/or nitrogen to CIG pursuant to the requirements of any agreement executed for such service (“AIR Project”);

(2)                     Initiate the detailed design, procurement, and installation of the necessary equipment to provide for the removal of nitrogen from the inlet natural gas stream, including optimizing the recovery of natural gas liquids and helium from the inlet natural gas stream, the removal of inlet contaminants in the gas stream, and the upgrade of capacity of the inlet and process facility to handle increased volumes of field gathered natural gas (“NRU Projects”);

(3)                     Enter into the necessary contracts as directed and approved by Buyer for such AIR Project and NRU Projects (collectively “Projects”).  Seller will receive a Purchase Price Adjustment upward for the capital expenditures paid by Seller associated with the above Projects which are directed and approved by Buyer in writing.

(4)                   If Seller does not have the funds available for such Projects, then Buyer will directly pay third parties as necessary for services and/or equipment incurred by Seller because of such Projects.  As a condition to such payment, Seller will (i) execute such documents as reasonably requested by Buyer to facilitate such payment, including without limitation, promissory notes (with recourse only to the assets and real property relating to any Projects described in subparagraphs (a) and (b) below of this Section 6.1(B)(4)(i)) and documents to (a) secure a first priority security interest in the contracts, resulting hard assets, and equipment for which Buyer pays any third party and (b) secure a first and prior mortgage in any real property interests relating to any Projects for which Buyer so pays any third party and (ii) cause to be released any security interests or mortgages which may attach or otherwise apply to any of the assets for which Buyer is to receive a first priority security interest or a first mortgage under (i) (a) or (b) above.  In the event that Closing does not occur then Seller agrees (x)  that Buyer will have a continuing first priority security interest in the contracts, resulting hard assets, and equipment for which Buyer pays any third party as set forth in this paragraph and a continuing first mortgage in any real property interests in the Projects for which Buyer pays any third party as set forth in this paragraph and (y) upon Buyer’s written request, to assign all of Seller’s interests (contractual or otherwise) in the Projects for which Buyer has paid any third party as set forth above in this paragraph. If the Closing occurs, there will not be a Purchase Price Adjustment upward for those amounts that Buyer pays any third party as set forth in this paragraph, and all promissory notes or other evidences of indebtedness by Seller by Buyer relating to such amounts paid by Buyer will be deemed satisfied and cancelled in all respects.  If the Closing does not occur and Buyer has failed to directly pay any third parties for services and/or equipment required to be paid under the first sentence of this Section 6.1(B)(4), Buyer will reimburse Seller for and indemnify Seller from and against any and all claims, liabilities, losses, causes of actions, costs, and expenses (including, reasonable costs of defense and investigations, settlements, and reasonable attorneys’ fees and court costs) asserted against, resulting from, imposed upon, or incurred by Seller as a result of Buyer’s failure to make such payments.  Provided, that, the preceding sentence is not applicable if the Seller terminates such that the last sentence of Section 9.2 of this PSA is applicable.

(C)       Between the date of this PSA and the Closing Date, Seller will, except for emergency action taken in the face of risk to life, property, or the environment (such determination to be made in Seller’s reasonable discretion) and matters set forth in Section 6.1(A)(2), submit to Buyer for prior written approval all requests for capital expenditures relating to the Assets that involve individual commitment of more than $10,000 or individual commitments that aggregate to more than $50,000, prior to committing to or making such capital expenditures.  Buyer will respond to Seller in writing within ten (10) days of receiving from Seller a request for approval of a capital expenditure.  If Buyer fails to deliver a written response to Seller within such ten (10) days, Buyer will be deemed to have approved such expenditure.

(D)       Without the prior written approval of Buyer, Seller will not enter into any contract related to the Assets or, amend, or terminate or allow to terminate by inaction any of the Contracts, except for termination due to the expiration of the term thereof.  Seller will take all commercially reasonable steps to keep in force and perform the Contracts according to their terms.  Any contract entered into by Seller with Buyer’s written approval pursuant to the first sentence of this Section 6.1(C) will be included in the Contracts.

6.2.                  Permits.  Seller agrees to keep in full force and effect and to cooperate with Buyer to (A) make application for assignment of any Permits to be effective with the conveyance of the Assets to Buyer or (B) have issued new Permits relating to the Assets subsequent to the conveyance of the Assets to Buyer.  Seller has pending at the Oklahoma Department of Environmental Quality (“ODEQ”) an application for Permit under Title V of the Clean Air Act for the Keyes Helium Plant which includes that certain compressor (CG-8) (a compressor that was relocated by CIG to the Keyes Helium Plant).  Seller will endeavor in good faith to obtain such Title V Permit (which includes the relocated compressor CG-8) prior to Closing.

6.3.                  Access.  Seller will permit Buyer’s officers, employees, agents, representatives, and advisors to have reasonable access to the Assets and the Employees (so long as such access occurs during normal business hours and does not unreasonably interfere with the operation of the Assets), in the presence of a representative of Seller (unless otherwise specifically authorized by Seller) for the following:

(A)       To review and inspect the Assets (including any environmental inspections and interviews);

(B)         To observe the operation of the Assets and the performance of duties by the Employees; and

(C)         Related purposes consistent with this PSA.

In connection with Buyer’s rights to reasonable access to the Assets BUYER HEREBY AGREES TO DEFEND, INDEMNIFY, RELEASE, PROTECT, SAVE, AND HOLD HARMLESS THE SELLER AND ANY OF SELLER’S EMPLOYEES, AGENTS AND/OR REPRESENTATIVES (EACH A “SELLER INDEMNITEE” AS USED IN THIS SECTION) FROM AND AGAINST ANY AND ALL LOSSES ARISING OUT OF OR RELATING TO ANY PLANT OR FIELD VISIT CONDUCTED BY ANY EMPLOYEE, AGENT AND/OR REPRESENTATIVE OF BUYER (EACH A “BUYER PARTY”).  NOTWITHSTANDING THE FOREGOING, BUYER WILL NOT BE OBLIGATED TO INDEMNIFY ANY SELLER INDEMNITEE FOR LOSSES THAT ARE THE RESULT OF ANY SELLER INDEMNITEE’S STRICT LIABILITY OR THE NEGLIGENCE OF ONE OR MORE SELLER INDEMNITEES.  THE PARTIES AGREE THAT THIS PARAGRAPH CONSTITUTES A CONSPICUOUS LEGEND.

6.4.                  RISK OF LOSS; CASUALTY LOSS.  The risk of loss to the Assets will remain with Seller until the Closing Date, and Buyer will receive the Assets, taken as a whole, in good operating condition and repair, ordinary wear and tear excepted.  In the event any of the Assets are damaged or destroyed by fire or other casualty prior to the Closing Date, the Parties will negotiate in good faith reasonable compensation reflecting the reasonable costs of repair, replacement, or reconstruction to the extent such repair, replacement, or reconstruction has not occurred at or prior to the Closing and at Seller’s expense (without any reimbursement obligation by Buyer).

6.5.                  Income And Expense From Assets And Receipt Of Funds.

(A)       Income.  All proceeds, receipts, credits, and income attributable to the Assets for all periods of time prior to the Closing Date will belong to Seller. All proceeds, receipts, credits, and income attributable to the Assets for the periods of time from and after the Closing Date will belong to Buyer.  All insurance recoveries relating to losses occurring before the Closing Date will belong to Seller; provided Seller has cured, or otherwise remedied, at its sole cost and expense (and without an increase in the Purchase Price or reimbursement by Buyer), the matters which are the subject of such losses such that Buyer is placed in the same position as if such losses had not occurred.

(B)       Expenses.  Seller will be responsible for rentals, ad valorem, property, and similar taxes, and operating costs attributable to the Assets and to the period prior to the Closing Date.  Buyer will be responsible for rentals, ad valorem, property, and similar taxes, and operating costs attributable to the Assets and to the period after the Closing Date.

(C)       Receipt Of Funds.  If at any time subsequent to the Closing, Buyer comes into possession of money or property belonging to Seller that was not previously accounted for by credit or adjustment according to this PSA, such money or other property will be promptly delivered to Seller. If at any time subsequent to the Closing, Seller comes into possession of money or property belonging to Buyer that was not previously accounted for by credit or adjustment according to this PSA such money or other property will be promptly delivered to Buyer.

6.6.                  Allocation Of Taxes.

(A)       Property And Proratable Taxes.  All real estate taxes and assessments, property, and ad valorem taxes, leasehold rentals and other customarily proratable items relating to the Assets and relating to a period of time that begins before and ends after the Closing Date will be prorated as of the close of business on the day before the Closing Date between Buyer and Seller.  If the actual amount of any such item is not known as of the Closing, the proration will be based on the previous year’s (or prior period’s) payment or assessment with respect to such item, and the Parties agree to adjust the proration and pay any underpayment or reimburse for any overpayment within thirty (30) days after the actual amount becomes known.

(B)       Transfer Taxes.    Buyer and Seller agree to take all reasonable action to support the sale of Assets, as contemplated by this PSA, as a “casual sale” and/or “manufacturing costs” so that, to the extent permitted by applicable Law, no sales tax will be owed on this transaction.  To the extent any such sales tax is owed on this transaction Seller and Buyer will each bear fifty percent (50%) of the cost of such sales taxes.  Any such taxes will be based upon the valuation of the applicable Asset as provided in Section 2.5 (Allocated Values).  Any documentary stamp tax which may be due will be paid by Buyer.

6.7.                  Supplements To Schedules.  From time to time, but not after five (5) business days prior to Closing, Seller and Buyer will promptly supplement or amend the Schedules with respect to any matter arising after the date of this PSA which, if existing or occurring at the date of this PSA, would have been required to be set forth or described in such Schedule.  However, in the event there is a Material Adverse Effect caused by any such supplement or amendment, then Seller and Buyer will enter into good faith negotiations to resolve such Material Adverse Effect.  In the event the Parties cannot reach a mutually agreeable resolution, then Buyer may terminate this PSA.

6.8.                  Other Negotiations.  Seller agrees that unless and until this PSA is terminated in accordance with Section 9 (Termination) or as otherwise provided in this PSA, Seller will not, and will ensure that no other person acting on its behalf, enters into or continues negotiations with any person other than Buyer with respect to any transaction involving the acquisition by any person other than Buyer of any interest, direct or indirect, in the Assets.

6.9.                  Records.  Within 15 days following the Closing, Seller will deliver to Buyer the Records.  During normal business hours Buyer will provide Seller access to the Records, and will afford to Seller the right (at Seller’s expense) to take extracts therefrom and to make copies thereof to the extent reasonably necessary to permit Seller to fulfill its obligations to Governmental Authorities, which obligations are imposed by applicable Law.

6.10.           Names.  Within ninety (90) days after Closing, Buyer will remove the name of Seller, and all variations thereof, from all of the Assets.

6.11.           Consents And Contract Matters.  Seller will use its reasonable good faith efforts to obtain all required Consents to consummate the transactions contemplated in this PSA prior to the Closing Date, including making all necessary filings, notifications, and registrations with all third parties, including Governmental Authorities necessary for the transfer of the Assets, except for Consents from Governmental Authorities customarily obtained after Closing.  If Seller is unable to obtain any Consent with respect to any Asset (a “Non-Assigned Asset”), such Non-Assigned Asset will be held by Seller for the benefit of Buyer after the Closing for its term such that (A) Seller will provide Buyer with the economic benefits of such Contract and Buyer will bear the economic burdens of such Contract until or unless such Consent is received and (B) Buyer will be entitled to enforce at its sole cost and expense, any and all rights of Seller against a third party with respect to such Non-Assigned Asset; provided that, Seller hereby constitutes and appoints, effective as of the Closing Date, Buyer and its successors and assigns as the true and lawful attorney of Seller with full power of substitution in the name of Buyer, or in the name of Seller but for the benefit of Buyer, to institute and prosecute all proceedings which Buyer may in its sole discretion deem proper in order to assert or enforce any right, title, or interest in, to, or under the Non-Assigned Assets or take other actions reasonably necessary to obtain the benefits of such Non-Assigned Assets.  Buyer will be entitled to retain for Buyer’s own account any amounts collected pursuant to the foregoing powers.  Seller will promptly pay to Buyer when received all monies received by Seller under any Non-Assigned Asset or any claim or right or any benefit arising thereunder.

6.12.           Shareholders’ Meeting/Vote.

(A)       Seller will, in accordance with applicable law, as soon as practicable following the execution and delivery of the PSA by the Parties:

(1)         duly call, give notice of, convene and hold an annual or special meeting of its shareholders (the “Shareholders’ Meeting”) for the purpose of considering and taking action upon the PSA, which meeting will take place no later than twenty (20) days after the mailing of a proxy statement (the “Proxy Statement”) which will be prepared in accordance with rules of the Securities and Exchange Commission (the “SEC”) set forth in Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(2)         include in the Proxy Statement, the recommendation of its Board of Directors that shareholders of Seller vote in favor of the approval and adoption of this PSA and the transactions contemplated hereby; and

(3)         (a) obtain and furnish the information required to be included by it in the Proxy Statement, file a preliminary Proxy Statement with the SEC and pay any required fees, and, after consultation with Buyer, respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof, file a definitive Proxy Statement with the SEC as soon as possible following notification by the SEC to Seller that the SEC has no comments or no further comments on the Proxy Statement, and cause the Proxy Statement to be mailed to its shareholders within five (5) business days following the filing of a definitive Proxy Statement with the SEC and (b) obtain the necessary approvals by its shareholders of this PSA and the transactions contemplated hereby.

(B)       The provisions of Section 6.12(A) notwithstanding, Seller may, alternatively to convening a Shareholders’ Meeting, use its best efforts to seek to obtain shareholders’ approval of the PSA and the transaction contemplated hereby, by written action of the holders of a majority of the voting stock of Seller in accordance with the Delaware General Corporation Law.  In that regard:

(1)         Instead of preparing and filing a Proxy Statement, Seller will prepare an information statement (“Information Statement”) in accordance with the rules of the SEC set forth in Regulation 14C promulgated under the Exchange Act.

(2)         Seller will (a) obtain and furnish the information required to be included in the Information Statement, file a preliminary Information Statement with the SEC and pay any required fees, and after consultation with Buyer, respond promptly to any comments made by the SEC with respect to the Information Statement and preliminary version thereof, file a definitive Information Statement with the SEC as soon as possible following notification by the SEC to Seller that the SEC has no comments or no further comments on the Information Statement, and cause the Information Statement to be mailed to its shareholders within five (5) business days following the filing of a definitive Information Statement with the SEC, and (b) obtain the necessary written consent of its shareholders holding a majority of its voting stock of this PSA and the transactions contemplated hereby.

6.13.           Further Assurances.  Each Party will use its reasonable efforts to take all actions and do all things necessary, proper, or advisable to effect the transactions contemplated by this PSA, whether before or after Closing.

6.14.           Post-Closing Adjustment For Defects.  For a period of six (6) months after Closing, Buyer will continue to ascertain the status of any Defects.  If Buyer finds Defects (individually or in the aggregate) exceeding $22,400, on or before the end of six (6) months after Closing, Buyer will submit to Seller a report detailing all such Defects in excess of such aggregate $22,400 amount.  For purposes of the foregoing, the value of all Title Defects (and not just the value of all Title Defects exceeding $10,000), will be used in determining whether or not the $22,400 threshold has been exceeded.  Seller will have six (6) months from the date that such report is submitted to it to attempt to cure such Defects at its sole cost and expense.  In the event Seller fails to cure the Defects within such six (6) month period, then Seller agrees at the end of such six (6) month period to pay Buyer for such Title Defects at the agreed rate of $60.00 per rod and for Defects other than Title Defects, Seller will pay Buyer the value associated with the negative financial impact of such Defects to the Assets as determined by Buyer in its reasonable good faith judgment.   If the Parties are unable to agree upon the value or existence of Defects (individually or in the aggregate) within fifteen (15) days after Buyer notifies Seller of the value of such Defects then such dispute(s) will be resolved by a mutually agreeable nationally recognized certified public accounting firm, engineering or environmental firm (“Reviewing Firm”) as applicable depending upon the nature of the Defect.  If the Parties are unable to agree on the designation of a Reviewing Firm within twenty (20) days after Buyer notifies Seller of the value of the Defects, then Buyer and Seller will each designate a nationally recognized certified public accounting firm, engineering, or environmental firm (each a “Designating Firm”) as applicable depending upon the nature of the Defect within the next five (5) day period, and such Designating Firms will designate the Reviewing Firm within ten (10) days after the date on which the last Designating Firm is appointed.  The Parties will make available to the Reviewing Firm all work papers and all other information and material in their possession relating to the matters in dispute regarding the Defects.  The Reviewing Firm will be instructed by the Parties to use its best efforts to deliver its determination to the Parties within ten (10) days and as promptly as practicable after submission of the dispute to the Reviewing Firm.  The determination of the Reviewing Firm will be final and binding on the Parties.  Each Party will bear its own expenses and the fees and expenses of its own representatives and experts, including without limitation, the Designating Firms chosen by such Party, in connection with the preparation, review, dispute (if any), and final determination.  In the event the Reviewing Firm agrees in all material respects with the computation presented by either Seller or Buyer, the fees charged by the Reviewing Firm will be paid by the other.  In the event the Reviewing Firm does not agree in all material respects with the computations presented by the Seller or Buyer, the fees of the Reviewing Firm will be paid equally by Seller and Buyer.

7.              TRANSITION AND EMPLOYEE MATTERS.

7.1.                  Transition.  Seller agrees to cooperate with Buyer so as to insure a smooth transition of the transfer of the Assets to Buyer.  At Buyer’s request, Seller will (A) contact Seller’s suppliers and/or customers to inform them of the sale of the Assets and to reasonably encourage them to continue to transact business with Buyer which will include Seller informing Buyer in detail of the status of Seller’s relationships and transactions with and Seller introducing Buyer to its contacts at:   Air and Chemical Products, Inc;  Regency Gas Services; Colorado Interstate Gas Company (and/or its relevant its affiliates); El Paso Corporation; Nexus Energy Company; Linde Gas, LLC; Tenaska Marketing Ventures; the Bureau of Land Management, and any area producers with which Seller has a relationship and (B) reasonably encourage Employees to continue working for Buyer as their new employer.

7.2.                  Offers Of Employment.  Upon execution of this PSA, Buyer may convey offers of employment to the Employees whom Buyer desires to employ.  Buyer anticipates that it will make offers to all Employees (if they comply with Buyer’s policies and procedures as outlined in Buyer’s Employee Handbook).  Buyer may offer employment to each Employee on terms substantially similar terms as such Employee now receives from Seller.  Seller will not make any competing offer of continued employment to any Employee and will not otherwise interfere with Buyer’s efforts to employ any Employee or discourage any Employee from accepting Buyer’s offer of employment.  Each Employee who accepts Buyer’s offer of employment and commences and/or maintains employment with Buyer is referred to as a “Transferred Employee”, and the date on which each such Transferred Employee commences employment with Buyer is referred to as the “Transfer Date”, which Transfer Date will not be before the Closing Date.  For a period of two (2) years from the Closing Date, neither Seller nor any of its Affiliates will solicit employment of any Transferred Employee.  Notwithstanding anything to the contrary contained herein, each Transferred Employee will be employed by Buyer on an at-will basis and nothing will prohibit Buyer from terminating such employment at any time.

7.3.                  Benefits.  Buyer will permit each Transferred Employee to participate, on the same basis that similarly situated employees of Buyer participate, in the employee benefit and compensation plans, policies, practices, arrangements, and programs regularly made available to the employees of Buyer which Buyer currently anticipates will be on substantially similar or better terms as the Employees now receive from Seller.  Buyer will credit the years of service with Seller prior to the Closing by any Transferred Employee as service with Buyer for purposes of vesting and participating in such plans, policies, practices, arrangements, and programs.

7.4.                  Retained Employee Liabilities.  Seller will be responsible for all liabilities for its employees or agents, including compensation and benefits accrued or otherwise arising out of services rendered prior to Closing or arising by reason of actual, constructive, or deemed termination at Closing.  On the Closing Date, Seller will pay all of its respective employees performing services in relation to the Assets compensation or accrued benefits, including but not limited to vacation, without any increase in the Purchase Price or reimbursement by Buyer.  Buyer is assuming no obligation or liabilities of Seller under any employee benefit plan or any oral or written contract of employment.

8.              CONDITIONS TO CLOSING.

8.1.                  Seller’s Conditions.  The obligations of Seller at Closing are subject to the satisfaction at or prior to Closing of the following conditions, which may be waived, in whole or in part, in writing by Seller:

(A)       All representations and warranties of Buyer contained in this PSA will be made again at Closing and will be true and correct in all material respects as of the Closing Date; and

(B)       Buyer has performed and satisfied in all material respects all covenants and other obligations required by this PSA to be performed and satisfied by Buyer prior to Closing; and

(C)       Seller has received the Closing Amount in immediately available funds.

8.2.                  Buyer’s Conditions.  The obligations of Buyer at Closing are subject to the satisfaction prior to the Closing of the following conditions, which may be waived, in whole or in part, in writing by Buyer:

(A)       All representations and warranties of Seller contained in this PSA will be made again at Closing and will be true and correct in all material respects as of the Closing Date; and

(B)       Seller has performed and satisfied in all material respects all covenants and other obligations required by this PSA to be performed and satisfied by Seller prior to Closing; and

(C)       The Seller has received all Consents, except for Consents to assign any of the Contracts, if Seller has complied with its covenants set forth in Section 6.11 (Consents And Contract Matters) with respect to such Consents to assign any of the Contracts that have not been obtained at the Closing; and

(D)       The Assets will not have been materially damaged, lost, or destroyed where the cost to repair or replace such Assets to the condition prior to such damage, loss, or destruction exceeds an amount equal to five percent (5%) of the Purchase Price (“Catastrophic Occurrence”).

(E)         The preferential rights set forth in Section 4.18 (Preferential Rights) will not have been exercised.

9.              TERMINATION.

9.1.                  Termination Rights.  This PSA may be terminated at any time prior to the Closing Date:

(A)       By mutual written consent of Buyer and Seller;

(B)       By either Seller or Buyer if:

(1)         the Closing has not occurred by March 31, 2006 (provided, however, that the right to terminate this PSA pursuant to this clause will not be available to any Party whose breach of any representation or warranty or failure to perform any covenant or agreement under this PSA has been the cause of or resulted in the failure of the Closing to occur on or before such date); or

(2)         any Governmental Authority has issued an order, decree or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the Closing and such order, decree, ruling or other action has become final and non-appealable (provided, however, that the right to terminate this PSA pursuant to this clause will not be available to any Party until such Party has used all reasonable efforts to remove such injunction, order, or decrees).

(C)       By Buyer if there is a Catastrophic Occurrence.

(D)       By Buyer or Seller, as applicable, as specifically permitted under other provisions of this PSA.

9.2.                  Effect Of Termination.  If this PSA is terminated by either Seller or Buyer pursuant to the provisions of Section 9.1, then this PSA will become void, and there will be no further obligation on the part of any Party; provided, however, that a termination of this PSA will not relieve any Party hereto from any liability for damages incurred as a result of a breach by such Party of its representations, warranties, covenants, agreements, or other obligations hereunder occurring prior to such termination.  If either Party terminates this PSA other than pursuant to the terms of Section 9.1 of this PSA or Seller terminates for any reason prior to March 31, 2006, to pursue any type of transaction involving the acquisition by any person other than Buyer of any interest, direct or indirect, in the Assets, then the terminating Party will promptly pay the non-terminating Party (A) $2,000,000 as liquidated damages plus (B) if terminating Party is Seller, then Seller will reimburse Buyer for those amounts that Buyer has directly paid to any third parties for services and/or equipment required to be paid under the first sentence of Section 6.1(B)(4); provided, that, in reference to Seller as terminating Party, (A) and (B) will not exceed $5,000,000 in the aggregate.

10.       INDEMNIFICATION.

10.1.         Indemnification By Buyer.  Buyer will indemnify, defend, and hold harmless Seller, its Affiliates and their respective officers, directors, employees, agents, representatives, successors, and permitted assigns (collectively, “Seller Indemnitees”) from and against any and all claims, liabilities, losses, causes of actions, costs, and expenses (including, reasonable costs of defense and investigations, settlements, and reasonable attorneys’ fees, court costs, environmental engineering fees, and also including any losses attributable to personal injury or death or property damage) (“Losses”) asserted against, resulting from, imposed upon, or incurred by any of the Seller Indemnitees as a result of, or arising out of: (A) the Assumed Liabilities; (B) the breach of any of the representations, warranties, covenants, or agreements of Buyer contained in this PSA; (C) the ownership, operation, maintenance, occupancy, use, or condition of the Assets on and after the Closing Date; or (D) any matters relating to the breach of Environmental Laws or the release of materials into the environment or protection of the environment that occurs after the Closing Date; or (E) any liability for Taxes (including interest, penalties, or fines related thereto) the responsibility for payment of which was assumed by Buyer pursuant to this PSA (in each case, except for matters resulting from or arising out of a breach of Seller’s representations, warranties, covenants, or agreements contained in this PSA).

10.2.         Indemnification By Seller.  Seller will indemnify, defend, and hold harmless Buyer, its Affiliates and their respective officers, directors, employees, agents, representatives, successors, and permitted assigns (collectively, “Buyer Indemnitees”) from and against all Losses asserted against, resulting from, imposed upon, or incurred by any of the Buyer Indemnitees as a result of, or arising out of, (A) the Retained Liabilities; (B) the breach of any of the representations, warranties, covenants, or agreements of Seller contained in this PSA; (C) the ownership, operation, maintenance, occupancy, use, or condition of the Assets prior to the Closing Date; (D) any matters relating to the breach of Environmental Laws or the release of materials into the environment or protection of the environment prior to the Closing Date; or (E) any liability for Taxes (including interest, penalties, or fines related thereto) related to the Assets for the period prior to the Closing Date (in each case, except for matters resulting from or arising out of a breach of Buyer’s representations, warranties, covenants, or agreements contained in this PSA).

10.3.           Limitations On Indemnification.  Notwithstanding the foregoing, Seller will not be obligated to provide any such indemnification for Losses pursuant to claims under Section 10.2 unless the aggregate amount that Buyer is entitled to recover in respect of all such claims exceeds $100,000 (“Deductible”), in which case Seller will be only be liable to the extent such amount exceeds the Deductible.  The maximum aggregate obligation of Seller for Losses pursuant to claims under Section 10.2 will not exceed $8,100,000 (“Maximum”).

10.4.           Collateral Sources.  The amount of any Losses for which indemnification is provided under Section 10.1 or 10.2 will be net of (A) any amounts recovered (net of any applicable tax liability on such amounts) by Seller Indemnities or Buyer Indemnities pursuant to any indemnification by or indemnification agreement with any third party, if any;  (B) any insurance proceeds (net of any increased insurance premiums that are the result of the applicable claims) available as an offset against such Losses (and no right of subrogation will accrue to any insurer or third party indemnitor under this PSA) (each person in clauses (A) and (B) is referred to as, a “Collateral Source”) and (C) an amount equal to the present value of the federal, state, local and/or foreign tax benefit, if any, attributable to such Losses.  If the amount to be netted under this Section 10.4 from any payment required under Sections 10.1 or 10.2 is determined after payment by the Buyer or Seller indemnitor of any amount otherwise required to be paid to a Buyer Indemnitee or Seller Indemnitee pursuant to this Section 10, then the Buyer Indemnitee, or Seller Indemnitee, as applicable, will repay to Buyer or Seller indemnitor, as applicable, promptly after such determination, any amount that Buyer or Seller indemnitor would not have had to pay pursuant to this Section 10 had such determination been made at the time of such payment.

10.5.           Limitations On Damages; Survival Of Representations.

(A)       Survival Of Representations, Warranties, Covenants And Indemnities. The representations and warranties made pursuant to this PSA or any certificate or other document delivered by Seller at Closing will survive Closing for a period of three (3) years following the Closing Date; provided that the representations and warranties in Section 4.8 (Contracts), Section 4.9 (Properties), Section 4.10 (Environmental Matters And Permits), Section 4.16 (Taxes), will survive for the term of the statute of limitations applicable to that subject matter and not the applicable statute of limitations for the breach of this PSA.  The covenants and agreements of the Parties hereto will survive in accordance with their terms or, if no term is specified, indefinitely.  Representations, warranties, covenants, and agreements under this PSA will be of no further force or effect after the expiration date specified above; except that there will be no such termination of any representation, warranty, covenant, or agreement regarding a bona fide claim asserted with respect to such representation, warranty, covenant, or agreement by either Seller or Buyer before such date pursuant to Section 10.

(B)       Liability Limitations.  NOTWITHSTANDING ANYTHING TO THE CONTRARY STATED HEREIN, NEITHER BUYER NOR SELLER WILL BE LIABLE FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES OF THE SELLER INDEMNITEES OR THE BUYER INDEMNITEES, RESPECTIVELY ARISING OUT OF THIS PSA UNLESS SUCH DAMAGES ARE INCURRED BECAUSE OF A THIRD PARTY CLAIM WHICH RESULTS IN INDEMNIFICATION UNDER THIS PSA.

10.6.         Notice Of Asserted Liability; Opportunity To Defend.  All claims for indemnification under Section 10 will be asserted and resolved pursuant to this Section 10.6. Any Person claiming indemnification under this PSA is referred to as the “Indemnified Party” and any Person against whom such claims are asserted is referred to as the “Indemnifying Party”. In the event any Losses are asserted against or sought to be collected from an Indemnified Party by a third party, said Indemnified Party will with reasonable promptness provide to the Indemnifying Party a written notice of such claim specifying in reasonable detail the basis for which indemnification is sought under this PSA (“Claim Notice”). The Indemnifying Party will have fifteen (15) days from the personal delivery or receipt of the Claim Notice (“Notice Period”) to notify the Indemnified Party (A) whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party with respect to such Losses and (B) whether or not it will, at the sole cost and expense of the Indemnifying Party, indemnify and defend the Indemnified Party against such Losses.  Any Indemnified Party is authorized prior to and during the Notice Period to file any motion, answer, or other pleading that it deems necessary or appropriate to protect its interests or those of the Indemnifying Party (of which it will have given notice and opportunity to comment to the Indemnifying Party) and not prejudicial to the Indemnifying Party. If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it will indemnify and defend the Indemnified Party against such Losses, then the Indemnifying Party will defend all claims and proceedings with respect to such Losses, and with counsel of its own choosing.  The Indemnifying Party will promptly settle or prosecute such claims and proceedings to a final conclusion. If the Indemnified Party desires to participate in, but not control, any such defense or settlement, then it may do so at its sole cost and expense.  If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any such Losses. If the Indemnifying Party does not notify the Indemnified Party within fifteen (15) days of receipt of the Claim Notice that it will, at its sole cost and expense, indemnify and defend the Indemnified Party against such Losses, then the Indemnified Party will have the right, at the Indemnifying Party’s sole cost and expense, to contest, defend, compromise, or settle such Losses, but will not thereby waive any right to indemnity under this PSA.  The Indemnifying Party will not, except with the written consent of the Indemnified Party (1) enter into any settlement or compromise that does not include as an unconditional term of such settlement or compromise the giving by the Person asserting the Losses of an unconditional release to all Indemnified Parties from all liability with respect to such Losses or (2) consent to entry of judgment with respect to such Losses.  If the claim for indemnification under Section 10 does not involve a third party claim, then the Indemnified Party will assert such claim in writing to the Indemnifying Party, specifying in reasonable detail, the basis for such claim and Indemnifying Party will promptly indemnify the Indemnified Party for such Losses.

10.7.           Exclusive Remedy.  As between the Buyer Indemnitees and the Seller Indemnitees the rights and obligations set forth in this Section 10 will be the exclusive rights and obligations with respect to this PSA, the events giving rise to this PSA, and the transactions provided for herein or contemplated hereby or thereby, except in the event of fraud.

10.8.         NEGLIGENCE AND STRICT LIABILITY WAIVER.  WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS PSA, AN INDEMNIFIED PARTY WILL BE ENTITLED TO INDEMNIFICATION IN ACCORDANCE WITH THE TERMS OF THIS PSA, REGARDLESS OF WHETHER THE LOSS OR CLAIM GIVING RISE TO SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF THE SOLE, CONCURRENT, OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OR VIOLATION OF ANY LAW OF OR BY SUCH INDEMNIFIED PARTY.  THE PARTIES AGREE THAT THIS PARAGRAPH CONSTITUTES A CONSPICUOUS LEGEND.

11.       MISCELLANEOUS.

11.1.                     Applicable Law.  This PSA will be governed by and construed in accordance with the domestic laws of the State of Oklahoma without giving effect to any choice or conflict of law provision or rule (whether of the State of Oklahoma or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Oklahoma.

11.2.                     Expenses.  Each Party will be solely responsible for all expenses, including due diligence expenses, incurred by it in connection with the negotiation and execution of this PSA and the consummation of the transaction contemplated hereunder, and neither Party will be entitled to any reimbursement for such expenses from the other Party hereto. Without limiting the generality of the foregoing, Buyer will be solely responsible for all recording fees relating to the conveyances to be delivered pursuant hereto.

11.3.                     Independent Investigation.  Buyer represents and acknowledges that it is knowledgeable of the business of operating pipelines and that it has had access to the Assets, the officers and employees of Seller, and the Records of Seller relating to the Assets and in making the decision to enter into this PSA and consummate the transactions contemplated hereby, Buyer has relied on the basis of its own independent due diligence investigation of the Assets and upon the representations, warranties, and covenants of Seller in this PSA.

11.4.                     Disclaimer Regarding Assets.  Except as otherwise provided in this PSA, BUYER ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE PHYSICAL CONDITION OF ANY PART OF THE ASSETS (INCLUDING, WITHOUT LIMITATION, (A) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY; (B) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; (C) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS; AND (D) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT) IT BEING THE EXPRESS INTENTION OF BUYER AND SELLER THAT (EXCEPT TO THE EXTENT EXPRESSLY PROVIDED IN THIS PSA) THE ASSETS WILL BE ACCEPTED BY BUYER AS IS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR; AND BUYER REPRESENTS TO SELLER THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS WITH RESPECT TO THE ASSETS AS BUYER DEEMS APPROPRIATE AND, SUBJECT TO THE TERMS OF THIS PSA, BUYER WILL ACCEPT THE ASSETS AS IS, IN THEIR PRESENT CONDITION AND STATE OF REPAIR. THE PARTIES AGREE THAT THIS PARAGRAPH CONSTITUTES A CONSPICUOUS LEGEND.

11.5.                     No Third-Party Beneficiaries.  Nothing in this PSA will provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy, or right of any kind, it being the intent of the Parties that this PSA will not be construed as a third-party beneficiary contract; provided, however, that the indemnification provisions in Section 10 will inure to the benefit of the Buyer Indemnitees and the Seller Indemnitees as provided therein.

11.6.           Waiver.  Except as expressly provided in this PSA, neither the failure nor any delay on the part of any Party hereto in exercising any right, power, or remedy hereunder will operate as a waiver thereof, of any other right, power, or remedy; nor will any single or partial exercise of any right, power or remedy preclude any further or other exercise thereof, or the exercise of any other right, power, or remedy. Except as expressly provided in this PSA, no waiver of any of the provisions of this PSA will be valid unless it is in writing and signed by the Party against whom it is sought to be enforced.

11.7.                     Entire Agreement, Amendment.  This PSA, the Schedules and Exhibits attached to this PSA, each of which is deemed to be a part of this PSA, and any agreements, instruments, or documents executed and delivered by the Parties pursuant to this PSA, constitute the entire agreement and understanding between the Parties, and all previous undertakings, negotiations, and agreements between the Parties regarding the subject matter hereof are merged into this PSA. This PSA may not be modified orally, but only by an agreement in writing signed by Buyer and Seller.

11.8.                     Notices.  Any and all notices or other communications required or permitted under this PSA will be given in writing and delivered in person or sent by United States certified or registered mail, postage prepaid, return receipt requested, or by overnight express mail, or by telex, facsimile or telecopy to the address of such Party set forth below. Any such notice will be effective upon receipt or three (3) days after placed in the mail, whichever is earlier.

If to Buyer:

By Mail:	Midstream Energy Services, LLC
8801 South Yale Avenue, Suite 350
Attention:	Tulsa, Oklahoma 74137
Jim Lind

Phone:	918.388.6900
Fax:	918.388.6950

If to Seller:

By Mail:	Nathaniel Energy Corporation, Nathaniel Energy Oklahoma Holdings Corporation and MCNIC Rodeo Gathering, Inc.
8001 South InterPort Blvd., Suite 260
Englewood, Colorado 80112
Attention:	George Cretecos
Phone:	303.690.8300
Fax:	303.539.0741

Any Party may, by notice so delivered, change its address for notice purposes hereunder.

11.9.           No Assignment.  This PSA may not be assigned or transferred by Seller in anyway whatsoever except with prior written consent of Buyer, which consent will not be unreasonably withheld.  Subject to the preceding sentence, this PSA will be binding on and inure to the benefit of the Parties hereto and their successors and assigns.

11.10.              Severability.  If any provision of this PSA is invalid, illegal, or unenforceable, the balance of this PSA will remain in full force and effect.

11.11.              Press Release; Publicity.  Seller and Buyer will consult with each other with regard to all publicity and other releases concerning this PSA and the transactions contemplated hereby and, except as required by applicable law or the applicable rules or regulations of any Governmental Authority or stock exchange, no Party will issue any press release or other publicity without the prior written consent of the other Party, which will not be unreasonably withheld.

11.12.              Construction.  Any section headings in this PSA are for convenience of reference only, and will be given no effect in the construction or interpretation of this PSA or any provisions thereof. No provision of this PSA will be interpreted in favor of, or against, any Party by reason of the extent to which any such Party or its counsel participated in the drafting thereof.

11.13.              Counterparts. This PSA may be executed in two (2) or more counterparts, each of which will be deemed an original, and which together will constitute but one and the same instrument.

11.14.              Time Is Of The Essence. It is understood and agreed that time is of the essence in this PSA.

11.15.              Confidentiality.  From the date of the Agreement to the Closing, the Parties acknowledge and agree that the Confidentiality Agreement dated June 7, 2005, between Seller and Buyer will remain in full force and effect according to the terms thereof and after the Closing, such Confidentiality Agreement will be null and void and of no further force and effect. Furthermore, after Closing, Seller will not, and will not permit any of its Affiliates to, disclose or provide to any other Person any non-public or confidential information concerning the Assets, except as required to be disclosed to comply with any applicable Law.

SIGNATURE PAGE

TO PURCHASE AND SALE AGREEMENT

BETWEEN NATHANIEL ENERGY CORPORATION,

NATHANIEL ENERGY OKLAHOMA HOLDINGS CORPORATION,

MCNIC RODEO GATHERING, INC.,

AND MIDSTREAM ENERGY SERVICES, LLC

IN WITNESS WHEREOF, the Parties have duly executed and delivered this PSA as of the date first written above.

NATHANIEL ENERGY CORPORATION

By:	/s/ George A. Cretecos
Name:	George A. Cretecos
Title:	Chief Executive Officer

NATHANIEL ENERGY OKLAHOMA HOLDINGS CORPORATION

By:	/s/ George A. Cretecos
Name:	George A. Cretecos
Title:	Chief Executive Officer

MCNIC RODEO GATHERING, INC.

By:	/s/ George A. Cretecos
Name:	George A. Cretecos
Title:	Chief Executive Officer

MIDSTREAM ENERGY SERVICES, LLC

By:	/s/ James E. Lind
Name:	James E. Lind
Title:	President

EXHIBIT A

To Purchase And Sale Agreement

Between Nathaniel Energy Corporation, Nathaniel Energy Oklahoma Holdings Corporation,

And Midstream Energy Services, LLC

DEFINITIONS

The following terms wherever used in this PSA will have the following meanings:

1.               “Affiliate” means, with respect to any person, any person which, directly or indirectly controls, is controlled by or is under common control with such person.  The term “control” (including the terms “controlled by” and “under common control with”) as used in the preceding sentence means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

2.               “Code” means the Internal Revenue Code of 1986, as amended.

3.               “Defects” means (a) a missing Surface Right or a Lien (except for a Permitted Lien) upon any Surface Right (collectively, “Title Defects”) only if the value of such Title Defects exceeds $10,000 in the aggregate which Seller will cure on or before Closing and if Seller fails to cure for which Seller will pay to Buyer $60.00 per rod for each affected Surface Right or missing Surface Right at Closing and (b) the negative financial impact as determined by Buyer in reasonable good faith resulting from the actual operations of the Assets not being in conformance with either the information reflected in the Financial Statements or any of the Critical Assumptions (D, E, F, G, or H) in Section 6 of that certain Offer Letter from Midstream to NEOHC dated July 7, 2005.

4.               “Environmental Laws” as used herein means all federal, state and local laws (including common law), statutes, ordinances, permits, orders, judgments, rules, regulations, decrees, injunctions, permits or governmental restrictions or requirements relating to (a) the control of any pollutant,  potential pollutant, or Hazardous Substance, the protection of the air, water, land or the environment, or the prevention of environmental damage, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation or any toxic, radioactive, ignitable, corrosive, reactive or otherwise Hazardous Substance, waste or chemical, or (c) exposure to hazardous, toxic, explosive, corrosive or other substances alleged to be harmful or otherwise relating to the effect of the environment on human health and safety.

5.               “GAAP” means generally accepted accounting principles, as recognized by the U.S. Financial Accounting Standards Board (or any generally recognized successor).

6.               “Governmental Authority” means any national, state, county or municipal government, domestic or foreign, any agency, board, bureau, commission, court, department, or other instrumentality of any such government, or any arbitrator in any case that has jurisdiction over the Assets or the Parties.

7.               “Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

8.               “Including” whether capitalized or not, means including, without limitation.

9.               “Law” means any and all applicable common law and any statute, ordinance, code, law, rule, regulation, order, judgment, enacted, adopted, or promulgated by any Governmental Authority, or any agreement entered into between Seller and any Governmental Authority in force and effect on the execution hereof or on the Closing Date (including any such requirement regarding building, zoning, subdivision, land use or other similar legal requirements).

10.         “Lien” means, with respect to any Asset, any mortgage, lien, pledge, charge, security interest, encumbrance, rights of a vendor under any title retention or conditional sale agreement, or lease or other similar arrangement in respect of the Assets

11.         “Material Adverse Effect” means any adverse change or condition with respect to the use, ownership, operation, property, or liabilities (financial or otherwise) of the Assets; provided, however, that any change or changes in or caused by the following will not be deemed to constitute a Material Adverse Effect: (A) the depletion of reserves in the ordinary course of business; or (B) general economic conditions.

12.         “Permits” mean the permits, licenses, variances, exemptions, orders, franchises, approvals, and authorizations of all Governmental Authorities necessary for the lawful ownership and/or operation of the Assets.

13.         “Permitted Liens” means any of the following: (a) any liens for Taxes not yet due and payable and for which Seller is responsible; (b) any obligations or duties reserved to or vested in any Governmental Authority to regulate any Asset under all applicable Laws; (c) all rights to consent by, required notices to, filings with or other actions by Governmental Authorities in connection with the sale or conveyance of any Assets to the extent such consents are customarily obtained after the Closing; (d) any required Consents to assignment and similar agreements and obligations with respect to which, prior to the Closing: (i) waivers or consents have been obtained from the appropriate party, (ii) the applicable period of time for asserting such rights has expired without any exercise of such rights, or (iii) arrangements reasonably satisfactory to Buyer have been made by the parties to allow Buyer to receive substantially the same economic benefits as if all such waivers and consents had been obtained; (e) easements, rights of way, servitudes, permits, surface leases and other similar rights with respect to surface operations, pipelines, grazing, canals, ditches, reservoirs, or the like, and the conditions, covenants or other restrictions found therein and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights of way on, over or in respect of any of the Assets, so long as individually or in the aggregate they are not such as to materially interfere with the ownership or operation of any of the Assets; (f) materialmen’s, mechanics’, repairmen’s, employees’, contractors’, operators’, and other similar liens or charges arising in the ordinary course of business incidental to construction, maintenance or operation of any of the Assets which have not yet become due and payable.

14.         “Person” whether capitalized or not, means any natural person, corporation, limited liability company, partnership, trust, estate, association or other entity or organization.

15.         “Responsible Officer” means, with respect to any entity, the Chief Executive Officer, the Chief Operating Officer, the President, any Director, or the Executive Vice President of such entity.

16.         “Tax” means (a) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), or (b) liability for the payment of any amounts of the type described above in (a) by either Law or as a result of being party to any agreement or any express or implied obligation to indemnify any other Person.

Term	Section	Page

Adjusted Purchase Price	2.1	Page 2
Allocated Values	2.5	Page 3
AIR Project	6.1	Page 8
Assets	1.1	Page 1
Assumed Liabilities	3.2	Page 3
Buyer	Preamble	Page 1
Buyer Indemnitees	10.2	Page 14
Buyer Party	6.3	Page 9
Catastrophic Occurrence	8.2	Page 13
Claim Notice	10.4	Page 15
Closing	3.1	Page 3
Closing Amount	2.3	Page 2
Closing Date	3.1	Page 3
Closing Statements	2.3	Page 2
Collateral Source	10.4	Page 14
Consents	4.8	Page 5
Contracts	4.8	Page 5
Deductible	10.3	Page 14
Designating Accountant	2.4	Page 3
Designating Firm	6.14	Page 12
Effective Time	1.1	Page 1
Employees	4.14	Page 7
Exchange Act	6.12	Page 11
Final Purchase Price	2.4	Page 3
Facilities	Schedule 1.1	Schedule 1.1
Final Settlement Date	2.4	Page 2
Final Settlement Statement	2.4	Page 2
Financial Statements	4.11	Page 6
Gas Imbalances	2.2	Page 1
Indemnified Party	10.4	Page 15
Indemnifying Party	10.4	Page 15
Information Statement	6.12	Page 11
Keyes Gathering System and Gas Plants	Schedule 1.1	Schedule 1.1
Keyes Helium Company	4.7	Page 5
Keyes Helium Company Contracts	Schedule 1.1	Schedule 1.1
Keyes Helium Plant	Schedule 1.1	Schedule 1.1
Keyes Interests	4.7	Page 5
Lakin Pipeline	Schedule 1.1	Schedule 1.1
Losses	10.1	Page 14
Maximum	10.3	Page 14
MCNIC	Preamble	Page 1
Midstream	Preamble	Page 1
NEC	Preamble	Page 1
NEOHC	Preamble	Page 1
Non-Assigned Asset	6.11	Page 10
Notice Period	10.4	Page 15
NRU Projects	6.1	Page 8

ODEQ	6.2	Page 9
Parties	Preamble	Page 1
Party	Preamble	Page 1
Proxy Statement	6.12	Page 11
PSA	Preamble	Page 1
Purchase Price	2.1	Page 1
Purchase Price Adjustments	2.2	Page 2
Real Property	Schedule 1.1	Schedule 1.1
Records	Schedule 1.1	Schedule 1.1
Retained Liabilities	3.2	Page 3
Reviewing Accountant	2.4	Page 3
Reviewing Firm	6.14	Page 12
SEC	6.12	Page 11
Seller	Preamble	Page 1
Seller Indemnitee	6.3	Page 9
Seller Indemnitees	10.1	Page 14
Shareholders’ Meeting	6.12	Page 11
Spelunker Gathering System	Schedule 1.1	Schedule 1.1
Sturgis Compression Facilities	Schedule 1.1	Schedule 1.1
Surface Rights	Schedule 1.1	Schedule 1.1
Transfer Date	7.2	Page 12
Transferred Employee	7.2	Page 12
Transition Services Agreement	3.3	Page 4